Exhibit 99.1

TARGANTA THERAPEUTICS ANNOUNCES APPOINTMENT OF

TWO NEW BOARD MEMBERS

— Pharmaceutical Executives Stéphane Bancel and Rosemary A. Crane Complement

Board with Global Operational and Commercial Expertise —

CAMBRIDGE, MA – August 26, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG), today announced the appointment of Stéphane Bancel and Rosemary A. Crane to its Board of Directors, effective immediately. The newly appointed directors add deep operational and commercial expertise to the Board as Targanta continues to build its infrastructure in support of the potential commercial launch of its lead antibiotic drug candidate, oritavancin.

“We are very pleased that Stéphane and Rosemary have joined our Board of Directors. Their collective expertise brings wide-ranging experience to Targanta in the areas of global commercial marketing, manufacturing and executive leadership. We believe that their contributions will be invaluable to Targanta as we continue to grow our organization and plan for the commercial launch of oritavancin,” commented Mark Leuchtenberger, President and CEO of Targanta.

Stéphane Bancel joins Targanta’s Board of Directors with more than a decade of worldwide operational and commercial experience in the pharmaceutical and diagnostics markets, specifically within the hospital setting. Mr. Bancel currently serves as Chief Executive Officer for bioMérieux S.A. (Euronext: BIM), a company specialized in in vitro diagnostics with 2007 revenues of €1.063 billion. bioMérieux is the world leader in microbiology testing. Under Mr. Bancel’s strategic leadership, Frost & Sullivan in 2007 honored bioMérieux with the Technology Leadership Award in the area of Healthcare-Associated Infection (HAI) Control in Europe. From 2000 to 2006, Mr. Bancel worked in the United States, Great Britain and Belgium for Eli Lilly, where he served as Executive Director, Global Manufacturing, Strategy and Supply and later as Belgium Country Manager. While at Lilly, Mr. Bancel gained deep commercial experience with hospital products in oncology, like Gemzar® , and infectious disease, like Xigris® for sepsis. From 1995 to 1998, Mr. Bancel worked at bioMérieux in Japan where he led the industrial microbiology business for the Asia-Pacific region. Mr. Bancel is a graduate of the Ecole Centrale Paris engineering school. He holds a MS in biochemical engineering from the University of Minnesota and an MBA from Harvard Business School.

Rosemary A. Crane brings more than 25 years of therapeutic and consumer drug launch expertise to her Director position with Targanta. Most recently, Ms. Crane was Company Group Chairman of Johnson & Johnson’s $4.3 billion OTC/Nutritionals business where she led all strategic operations including its acquisition of Pfizer Consumer Healthcare, resulting in J&J becoming the number one OTC company worldwide. Ms. Crane managed the creation and execution of several worldwide hospital-based launches in the areas of anti-infectives, oncology and CNS, and drove the strategy to build Concerta® into the leading ADHD drug for pediatrics. Previously, Ms. Crane focused her professional career at Bristol-Myers Squibb (BMS), where she spent approximately two decades in various successive roles spanning sales, sales training, product marketing and program management, reaching the positions of President, Global Marketing and Consumer Products; and ultimately, President, U.S. Primary Care. Under her leadership, BMS launched several blockbuster therapeutic drugs including Plavix® for the prevention of blood clots. Ms. Crane is a graduate of the State University of New York where she received a BA in communications. She also holds an MBA from Kent State University.

The appointments of Mr. Bancel and Ms. Crane to Targanta’s Board bring to eight the total number of Board Directors, as Jay Venkatesan, M.D., currently Managing Partner at Ayer Capital and a member of Targanta’s Board of Directors, has elected to resign his Board position, effective immediately. “Dr. Venkatesan made consistent and significant contributions to the Board since joining in 2007,” stated Leuchtenberger. “On behalf of the entire Board, I’d like to take this opportunity to thank him for his strategic insights and tireless efforts, especially his integral role in Targanta’s successful initial public offering in 2007. His expertise has been invaluable in helping build Targanta and we wish him well with his future endeavors.”

About Oritavancin

Oritavancin is a novel semi-synthetic lipoglycopeptide antibiotic candidate with potent bactericidal (killing) activity against a broad spectrum of gram-positive bacteria. In its intravenous (IV) formulation, the product candidate has been tested in over 2,400 individuals and has completed two Phase 3 studies for the treatment of complicated skin and skin structure infections (cSSSI) in which the primary endpoints were met. Targanta submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in February 2008 seeking to commercialize oritavancin for the treatment of cSSSI; the FDA accepted the NDA submission for standard review, establishing an action date of December 8, 2008. Targanta’s Marketing Authorization Application (MAA) for oritavancin was accepted for review by the European Medicines Agency (EMEA) in June 2008. Targanta is also developing an oral version of oritavancin for possible treatment of Clostridium difficile-related conditions.

About Targanta Therapeutics

Targanta Therapeutics Corporation (Nasdaq: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. and EU regulatory approval, and a program to develop an oral version of oritavancin. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. For more information on Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “potential,” “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Such statements include, but are not limited to, the planned commercial launch of oritavancin. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risk factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact:

Susan Hager

Vice President, Investor Relations and Corporate Communications

Targanta Therapeutics Corporation

(617) 577-9020 x217

shager@targanta.com

Media

Tony Russo, Ph.D., or Robert Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4200

tony.russo@russopartnersllc.com

robert.flamm@russopartnersllc.com